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                                                                EXHIBIT A










                          AGREEMENT AND PLAN OF MERGER
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                               TABLE OF CONTENTS
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SECTION 1           THE MERGER  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   1

          1.1       Effect of the Merger  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   1
          1.2       Effective Time of the Merger  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   2
          1.3       Articles of Incorporation and Bylaws of Allied
                    Following Effective Time  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   2
          1.4       Directors and Officers of Allied After Effective
                    Time  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   2

                    (a)   Directors . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   2
                    (b)   Officers  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   2

SECTION 2           CONVERSION AND EXCHANGE OF STOCK  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   2

          2.1       Conversion and Exchange of Allied Stock at
                    Effective Time  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   2
          2.2       Conversion of Newco Shares  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   3
          2.3       No Fractional Shares  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   3

SECTION 3           THE BUSINESS  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   3

SECTION 4           REPRESENTATIONS AND WARRANTIES OF ALLIED AND THE
                    SHAREHOLDERS  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   3

          4.1       Corporate Existence; Qualification  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   4
          4.2       Subsidiaries  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   4
          4.3       Capitalization and Shareholders   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   4
          4.4       Authority   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   5
          4.5       Financial Statements  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   5
          4.6       Permits, Licenses, Etc.   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   5
          4.7       Tangible Assets   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   5
          4.8       Inventory   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   6
          4.9       Transactions With Related Parties   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   6
          4.10      Contracts and Agreements; Adverse Restrictions  . . . . . . . . . . . . . . . . . . . . . . . . .   6
          4.11      Title and Liens   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   7
          4.12      Personnel   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   8
          4.13      Employment Agreements and Benefit Plans   . . . . . . . . . . . . . . . . . . . . . . . . . . . .   8
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          4.14      Continuation of Business  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   8
          4.15      Copies Complete; No Default   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   8
          4.16      No Governmental Contracts   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   9
          4.17      Bank Accounts   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   9
          4.18      No Hazardous Waste, Other Facilities  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   9
          4.19      No Exposure to Hazardous or Toxic Substances  . . . . . . . . . . . . . . . . . . . . . . . . . .  10
          4.20      Underground Storage Tanks   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  10
          4.21      Disposal Facilities Used  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  10
          4.22      Absence of Certain Changes, Events or
                    Conditions  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  10
          4.23      Tax Returns and Audits  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  11
          4.24      Litigation  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  11
          4.25      Representations Relating to Tax-Free
                    Reorganizations   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  12
          4.26      Insurance   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  12
          4.27      No Conflicts  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  12
          4.28      Consents  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  13
          4.29      Environmental Matters   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  13
          4.30      Disclosure  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  13
          4.31      Compliance with Laws  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  13
          4.32      Representations and Warranties Relating to
                    Pooling-of-Interests Accounting   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  14
          4.33      Brokers, Finders, Etc.  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  14
          4.34      Approval by Allied's Shareholders and
                    Directors   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  14
          4.35      Warranty of Allied Shareholders' Equity   . . . . . . . . . . . . . . . . . . . . . . . . . . . .  14

                    (a)   Preparation of Closing Balance Sheet  . . . . . . . . . . . . . . . . . . . . . . . . . . .  14
                    (b)   Right to Dispute Closing Balance Sheet  . . . . . . . . . . . . . . . . . . . . . . . . . .  15
                    (c)   Warranty of Closing Balance Sheet and
                          Remedy for Breach . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  15

SECTION 5           REPRESENTATIONS AND WARRANTIES OF AIR-CURE  . . . . . . . . . . . . . . . . . . . . . . . . . . .  16

          5.1       Corporate Organization  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  16
          5.2       Authorization   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  16
          5.3       Capitalization  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  17
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          5.4       Subsidiaries  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  17
          5.5       Copies Complete; No Default   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  17
          5.6       No Conflict.  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  18
          5.7       No Liabilities of Newco   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  18
          5.8       Valid Issuance of Air-Cure Stock  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  18
          5.9       Disclosure  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  18
          5.10      Filings with the Securities and Exchange
                    Commission  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  18
          5.11      Financial Statements  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  19
          5.12      Absence of Certain Changes, Events or
                    Conditions  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  19
          5.13      Consents  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  20
          5.14      Litigation  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  20
          5.15      Compliance with Laws  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  20
          5.16      Brokers, Finders, Etc.  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  20
          5.17      Employee Benefit Plans  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  20
          5.18      Representations Relating to Tax-Free
                    Reorganizations   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  21
          5.19      Representations and Warranties Relating to
                    Pooling-of-Interests Accounting   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  22

SECTION 6           RESALES OF AIR-CURE STOCK . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  22

          6.1       Pooling Restrictions on Transactions in Air-Cure Stock  . . . . . . . . . . . . . . . . . . . . .  22
          6.2       Amendment to Registration Statement   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  23
          6.3       Expenses of Registration  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  24
          6.4       Stock Distribution Agreement  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  24

SECTION 7           COVENANTS . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  24

          7.1       Conduct of Business of Allied   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  25
          7.2       Access to Information   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  26
          7.3       Public Announcements  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  27
          7.4       Notification of Material Events   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  28
          7.5       Certain Employee Matters  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  28
          7.6       Employment Agreements   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  28
          7.7       Release and Hold Harmless of Allied   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  28
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          7.8       Noncompetition  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  28
          7.9       Board Representatives   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  29
          7.10      Convertible Notes   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  30
          7.11      Air-Cure Shareholders' Meeting  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  31
          7.12      Amendment of Shareholders' Agreement  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  31
          7.13      Allied Income Taxes for 1995/6  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  31
          7.14      Conduct of Business of Air-Cure   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  32

SECTION 8           CLOSING CONDITIONS  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  34

          8.1       Conditions to the Obligations of Air-Cure   . . . . . . . . . . . . . . . . . . . . . . . . . . .  34

                    (a)   Accuracy of Representations and
                              Warranties  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  34
                    (b)   Performance of Covenants  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  34
                    (c)   No Adverse Proceedings or Events  . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  34
                    (d)   Deliveries at Closing . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  34
                    (e)   Opinion of Counsel  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  34
                    (f)   Qualification as Pooling of Interest  . . . . . . . . . . . . . . . . . . . . . . . . . . .  34
                    (g)   Shareholder Approval  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  34
                    (h)   Landlord Estoppel Letter  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  35
                    (i)   Lien Releases . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  35

          8.2       Conditions to Obligations of the Shareholders
                    and Allied  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  35

                    (a)   Accuracy of Representations and
                              Warranties  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  35
                    (b)   Performance of Covenants  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  35
                    (c)   No Adverse Proceedings or Events  . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  35
                    (d)   Deliveries at Closing . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  35
                    (e)   Opinion of Counsel  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  35
                    (f)   American Stock Exchange Listing . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  35
                    (g)   Effectiveness of Registration Statement . . . . . . . . . . . . . . . . . . . . . . . . . .  36
                    (h)   Shareholder Approval  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  36
                    (i)   Payment of Certain Allied Indebtedness  . . . . . . . . . . . . . . . . . . . . . . . . . .  36
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                    (j)   Waiver of Receipt of Payments Under Air
                          -Cure Employment Agreements . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  36

SECTION 9           CLOSING . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  36

          9.1       Time and Place  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  36
          9.2       Deliveries by Shareholders at Closing   . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  36
          9.3       Deliveries by Air-Cure at Closing   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  37
          9.4       Expenses of Merger Transaction  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  38

SECTION 10          TERMINATION   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  38

          10.1      Mutual Consent  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  38
          10.2      By Air-Cure   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  38
          10.3      By Allied   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  38

SECTION 11          INDEMNIFICATION   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  38

          11.1      General Indemnity   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  39
          11.2      Limitations on Indemnity  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  39

                    (a)   Indemnification Period  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  39
                    (b)   Indemnification Procedure . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  40
                    (c)   Limitations on Indemnified Losses . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  40
                    (d)   Dispute Resolution  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  40
                    (e)   Third-Party Beneficiaries . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  40
                    (f)   Defense of Third-Party Claims . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  40

SECTION 12          GENERAL   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  41

          12.1      Notices   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  41
          12.2      Integrated Agreement  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  42
          12.3      Construction  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  42
          12.4      Invalidity  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  43
          12.5      Binding Effect  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  43
          12.6      Dispute Resolution  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  43
          12.7      Counterpart Execution   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  43
          12.8      Amendment and Waiver  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  43
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          12.9      Time of Essence   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  43
          12.10     Negation of Third-Party Beneficiary   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  44
          12.11     Knowledge Defined   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  44
          12.12     Relationship of Disclosures in Schedules and Exhibits . . . . . . . . . . . . . . . . . . . . . .  44
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                          AGREEMENT AND PLAN OF MERGER


         This Agreement and Plan of Merger (the "Agreement"), dated as of October ____, 1995, is entered into between and among AIR-CURE TECHNOLOGIES, INC. ("Air-Cure"), a Delaware corporation; AIR-CURE ACQUISITION CORPORATION ("Newco"), a Texas corporation and a wholly-owned subsidiary of Air-Cure; ALLIED INDUSTRIES, INC. ("Allied"), a Texas corporation; and MARK E. JOHNSON and PIERRE S. MELCHER, (collectively, the "Shareholders").

         WHEREAS, the respective Boards of Directors of Air-Cure, Newco, and Allied have approved the merger of Newco with and into Allied (the "Merger") upon the terms and subject to the conditions set forth herein and have approved this Agreement as a "plan of reorganization" within the meaning of Section 368(a)(1)(A) and Section 368(a)(2)(E) of the Internal Revenue Code of 1986, as amended (the "Code"); and

         NOW THEREFORE, in consideration of the premises and the mutual representations, warranties, covenants, and agreements herein contained, the parties agree as follows:

                                   SECTION 1

                                  THE MERGER

         1.1 Effect of the Merger. In accordance with the provisions of this Agreement and the Texas Business Corporation Act (the "TBCA"), at the Effective Time (as defined in Section 1.2 hereof), Newco shall be merged with and into Allied; the separate existence of Newco shall cease; and Allied as the surviving corporation shall continue its corporate existence under the laws of the State of Texas. Pursuant to the Merger, Allied shall possess all the rights, privileges, powers, and franchises of Newco and shall be subject to all the restrictions, disabilities, and duties of Newco; all rights, privileges, powers, and franchises of Newco and all property, real, personal, and mixed, belonging to Newco shall be vested in Allied; and all property, rights, privileges, powers, and franchises and every other interest shall be thereafter as effectually the property of Allied as they were of Newco, and the title to any real estate vested by deed or otherwise in Newco shall not revert or be in any way impaired by reason of the Merger, provided that all rights of creditors and all liens upon any property of Newco shall be preserved unimpaired and all debts, liabilities, and duties of Newco shall thenceforth attach to Allied as may be enforced against Newco to the same extent as if said debts, liabilities, and duties have been incurred or contracted by Allied. Without limiting the generality of the foregoing, the Merger shall have the effects as set forth in the TBCA.

         1.2 Effective Time of the Merger. The Merger shall become effective upon issuance of a certificate of merger subsequent to the filing of Articles of Merger with the Office of the Secretary of State of Texas, which filing shall be made simultaneously with the closing of the transactions contemplated by this Agreement in accordance with Section 9, below. The date and time when the Merger shall become effective is referred to as the "Effective Time."

         1.3 Articles of Incorporation and Bylaws of Allied Following Effective Time. The Articles of Incorporation and Bylaws of Allied, as in effect immediately prior to the Effective Time, shall be the Articles of Incorporation and Bylaws of Allied immediately after the Effective Time.

         1.4     Directors and Officers of Allied After Effective Time.

                 (a) Directors. The following persons shall be the directors of Allied immediately after the Effective Time:

                                  Michael P. Lawlor
                                  Lawrance W. McAfee
                                  Mark E. Johnson

                 (b) Officers. The officers of Allied serving immediately prior to the Effective Time shall be the officers of Allied immediately after the Effective Time.

                                   SECTION 2

                        CONVERSION AND EXCHANGE OF STOCK

         2.1      Conversion and Exchange of Allied Stock at Effective Time.
At the Effective Time, all shares of Allied common stock, par value $1.00 per share, (the "Allied Stock") shall be converted into that number of shares of Air-Cure common stock, par value $.001 per share, (the "Air-Cure Stock") obtained by dividing $16,200,000 by the Agreed Value. For purposes of this Agreement, the term "Agreed Value" shall mean the average closing price per share of Air-Cure Stock on the American Stock Exchange for the twenty (20) trading days of the Air-Cure Stock immediately preceding the third trading day which immediately precedes the Closing Date; provided, however, that if the Agreed Value so determined equals or exceeds $4.25 per share, then the Agreed Value shall be $4.25 per share, and if the Agreed Value as so determined is equal to or less than $3.75 per share, then the Agreed Value shall be $3.75 per share, subject to adjustment in the event of any permissible stock split, stock dividend, or recapitalization of Air-Cure as a result of which the total number of shares of Air-Cure Stock is increased or decreased for no consideration. The Air-Cure Stock into which the Allied Stock shall be converted shall be divided among the shareholders of Allied (sometimes referred to herein as the "Resulting Air-Cure Shareholders") in such proportions as the Allied Stock is owned immediately before the Effective Time. Not less than five (5) business days prior to the Closing Date, the Shareholders shall provide to Air-Cure an updated
Schedule 4.3B which will list all persons who will be Resulting Air-Cure Shareholders at the Effective Time along with the number of shares of Allied Stock which will be owned by them immediately prior to the Effective Time. Air-Cure will rely on this updated Schedule 4.3B when issuing shares of Air-Cure Stock to the Resulting Air-Cure Shareholders in the Merger. The aggregate amount of Air-Cure Stock to be received by the shareholders of Allied in the Merger is referred to as the "Merger Consideration".

         2.2 Conversion of Newco Shares. At the Effective Time, by virtue of the Merger and without any action on the part of Air-Cure as the sole stockholder of Newco, each issued and outstanding share of common stock of Newco, par value $.01 per share, shall be converted into one share of common stock, par value $1.00 per share, of Allied.

         2.3 No Fractional Shares. No certificates or scrip for fractional shares of Air-Cure Stock shall be issued in the Merger. Each holder of Allied Stock who would have otherwise been entitled to receive a fractional share of Air- Cure Stock shall be entitled instead to receive a whole share in lieu of a fractional share of Air-Cure Stock from Air-Cure.

                                   SECTION 3

                                  THE BUSINESS

         As of the date of this Agreement, Allied is engaged generally in the business of custom fabrication of process equipment and containment vessels for the petrochemical industry and other industries utilizing various metals, including exotic metals and alloys (referred to herein as the "Business").

                                   SECTION 4

         REPRESENTATIONS AND WARRANTIES OF ALLIED AND THE SHAREHOLDERS

         In order to induce Air-Cure to enter into this Agreement, each Shareholder (severally and not jointly) and Allied represent and warrant to Air-Cure, effective as of the date of this Agreement and at all times up to the Effective Time, each of the following:

         4.1 Corporate Existence; Qualification. Allied is a corporation duly organized, validly existing and in good standing under the laws of the state of Texas and is qualified or licensed and in good standing in all jurisdictions in which the nature of the Business or the properties owned by it require it to be qualified or licensed to do business, except where failure to be qualified or licensed will not have a material adverse effect on it.

         4.2 Subsidiaries. Allied has no subsidiaries or other equity interests (controlling or otherwise) in any corporation, association or other entity, nor is it a partner in nor a party to any partnership or joint venture.

         4.3 Capitalization and Shareholders. Schedule 4.3A lists all shareholders of Allied and the number and class of shares of stock owned by them. Schedule 4.3B lists the Resulting Air-Cure Shareholders of Allied as of the date of this Agreement and assuming the conversion of Allied's 8% Convertible Subordinated Notes (the "Convertible Notes") and also lists the number and class of shares to be owned by them. As provided for in Section 2.1, the Shareholders will provide to Air-Cure an updated Schedule 4.3B which will be true and accurate as of the date provided to Air-Cure and which shall be true and accurate immediately prior to the Effective Time. The Shareholders have, and at Closing all shareholders of Allied will have, good title to all of the Allied Stock of record and beneficially, free and clear of all liens, pledges, claims, contract restrictions and encumbrances of any kind.
Otherwise, none of the Allied Stock is subject to any buy-sell agreement or any other contractual right or restriction. No shareholder of Allied has or will be permitted to exercise any preemptive right in connection with the Merger.

         All issued and outstanding shares of Allied Stock have been duly authorized and validly issued and are fully paid and nonassessable. Allied does not have any other authorized series or class of stock or any other securities of any kind. There are no outstanding subscriptions, options, contracts, commitments, warrants, calls, agreements, understandings or other arrangements or rights of any character affecting or relating in any manner to the issuance of stock or other securities of Allied (whether by subscription, option, exchange, right of conversion, right of refusal or otherwise) or entitling anyone to acquire shares of stock or other securities of any kind of Allied, other than upon conversion of the Convertible Notes.

         4.4 Authority. Allied has all requisite right, power and authority to own, lease and operate its properties, to carry on the Business as the Business has previously been carried on, and to perform its obligations under this Agreement. This Agreement is a valid and legally binding obligation of Allied and the Shareholders, enforceable against them in accordance with its terms, except as the enforceability thereof may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws relating to the enforcement of creditors' rights generally and by general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).

         4.5 Financial Statements. Allied has delivered to Air-Cure copies of the following financial statements (the "Financial Statements") of Allied at
Exhibit 4.5:

                  (i) Balance Sheet, as of June 30, 1995 and December 31, 1994; and

                 (ii) Statement of Operations and Retained Earnings for the six months ended June 30, 1995 and for the period from inception to December 31, 1994.

The Financial Statements (including the notes thereto) are true and correct in all material respects, do not contain any misstatement of a material matter or omit to state any matter required to make such Financial Statements not misleading, and present fairly the financial condition of Allied as of the dates and periods described therein, all in accordance with generally accepted accounting principles, subject, in the case of the unaudited Financial Statements, to year-end audit adjustments and the absence of complete footnotes.

         4.6 Permits, Licenses, Etc. Allied has delivered to Air-Cure a summary description at Schedule 4.6 of all permits, licenses, approvals, authorizations, applications, franchises, engineering or environmental studies or reports, certificates, trademarks, trade names, patents, patent applications, and similar such items and rights relating to its Business. All of the foregoing items are adequate for the operation of the Business, are valid and in full force and effect and will be owned by or licensed to Allied at the Effective Time.

         4.7     Tangible Assets.  Allied has delivered to Air-Cure a list at
Schedule 4.7, as of August 31, 1995, of all of the tangible assets having a book value in excess of $1,000 (including any single classification or category of assets having an aggregate value in excess of $1,000) and comprising a part of the Business and which shall be owned by Allied at the Effective Time, except for those assets which are disposed of prior to the Effective Time in accordance with this Agreement, including, without limitation, identification of each vehicle by description and serial number, identification of other machinery and equipment by type and amount and a general description of parts, supplies and inventory which relate to such equipment or inventory. Schedule
4.7 also includes a list of all applicable title reports and title insurance policies and all leases, including those covering vehicles. All of the vehicles, machinery and equipment shall be in the same condition which they were in as of August 31, 1995, less ordinary wear and tear. All leases of fixed assets are in full force and effect and binding upon the parties thereto, and none of the parties thereto shall be in breach of any material provisions thereof at the Effective Time, the effect of which would have a material adverse effect on Allied.

         4.8 Inventory. All inventory owned by Allied is and will be valued at the lower of cost or market, in accordance with GAAP consistently applied, and is and will be free of any liens or encumbrances except as disclosed on the schedules to this Agreement. All finished goods inventories of Allied are and will be in good, merchantable and usable condition and salable in the ordinary course of business, and all raw materials and work in process inventory of Allied are and will be consumable in the ordinary course of business.

         4.9 Transactions With Related Parties. Each Shareholder represents and warrants that neither he nor any person who is a Related Party to him, as defined below, has any claim of any nature against Allied, and Allied has no claim of any kind against any Related Party. For purposes of this Agreement, a Related Party means any spouse, sibling, lineal ancestor or lineal descendant of the Shareholder.

         4.10    Contracts and Agreements; Adverse Restrictions.

                 (a) Allied has delivered to Air-Cure a list at Schedule 4.10, as of the date hereof, and has made available to Air-Cure a copy of all material contracts and agreements to which Allied is a party or by which it or any of its property is bound (including, but not limited to, joint venture or partnership agreements, contracts with any labor organizations, loan agreements, bonds, mortgages, liens, pledges or other security agreements in any way relating to the Business). All such contracts and agreements included in Schedule 4.10 are in full force and effect and binding upon Allied, and to the knowledge of Allied and each Shareholder, the other parties thereto, and none of the parties thereto is in breach of any provisions thereof which would have a material adverse effect on Allied.

                 (b) Except as set forth on Schedule 4.10, Allied is not a party to any judgment, order, writ, injunction, decree or award which, singly or in the aggregate, materially and adversely affects or is likely to materially and adversely affect, the Business or other operations, properties, assets or condition of Allied.

         4.11    Title and Liens.

                 (a) At the Effective Time, Allied will collectively have good and indefeasible title to all assets and leasehold estates, real and personal, owned and used in the Business, subject to no mortgage, pledge, lien, encumbrance or charge, except for:

                            (i)   liens or security interests reflected on
                 Schedule 4.11 as securing specified liabilities that are not yet payable;

                           (ii) liens for current taxes and assessments that are not yet due and payable; and

                          (iii) easements, rights of way, encroachments or other reductions or matters affecting title which do not significantly detract from the value of or prevent the assets from being used for their intended purposes and otherwise which do not in the aggregate have a significantly adverse effect on any material part of the Business.

                          (b)     Allied does not own any real estate.
                 However, Allied owns a leasehold interest in that certain premises located at 2828 Clinton Drive, Houston, Texas (the "Premises"), pursuant to the Lease Agreement, dated February 4, 1994, between Brown & Root, Inc., as lessor, and Allied (formerly A. I. Acquisition Company, Inc.), as lessee. The Premises is properly zoned in order to allow its current use in the Business, and there are no claims or demands pending or, to the knowledge of the Shareholders, threatened by any party against the Premises which, if valid, would create in, or confer on, any party other than Allied, any right, title or interest in or to the Premises or any portion thereof or any interest therein except as reserved to the lessor under the Lease Agreement, a copy of which has been provided to Air-Cure by Allied.

         4.12    Personnel.  Allied has delivered to Air-Cure a list at
Schedule 4.12, as of the date hereof, of all officers, directors and employees (by type or classification) of Allied and their respective rates of compensation (including the portions thereof attributable to bonuses), including any other salary, bonus or other payment arrangement made with any of them.

         4.13 Employment Agreements and Benefit Plans. Allied has delivered to Air-Cure a copy of Allied's employment agreement with Lloyd R. Slinkard, which is the only legally enforceable employment agreement which Allied has in effect. Allied has also delivered to Air-Cure a copy of its Section 401(k) qualified employee benefit plan (the "Plan"), which has been adopted by Allied. Other than the Plan and the employment agreement with Slinkard, Allied has no pension, profit-sharing, deferred compensation, stock option, employee stock purchase or other employee benefit plan or arrangement. The Plan is in substantial compliance with all applicable provisions of ERISA and the regulations issued thereunder, as well as with all other applicable laws. The Plan has been determined by the Internal Revenue Service to be so qualified under Section 401(a) of the Code, and a copy of the IRS determination letter has been provided to Air-Cure. Except as set forth in Schedule 4.13, all reports and other documents required to be filed with any governmental agency or distributed to plan participants or beneficiaries (including, but not limited to, audits or tax returns) have been timely filed or distributed. No person has engaged in any transaction prohibited under the provisions of
Section 4975 of the Code or Section 406 of ERISA with respect to any such plan. Neither Allied nor any Shareholder has incurred any liability for excise tax or penalty due to the Internal Revenue Service.

         4.14 Continuation of Business. It is the contemplation of the parties that substantially all management level employees who are regularly engaged in the performance of services in the Business prior to Closing shall continue to be willing to perform those same services on the same terms and conditions as they were performed prior to Closing, and the Shareholders have no reason to know of any management level employees who will not so continue to perform those services as aforesaid. Likewise, the Shareholders know of no reason why the Business may not be carried on in the same manner following Closing as it has been carried on prior to Closing, except to the extent that Air-Cure causes that Business to change following Closing.

         4.15 Copies Complete; No Default. The copies of the Articles of Incorporation and Bylaws, both as amended to date, of Allied and the copies of all leases, instruments, agreements, licenses, permits, certificates or other documents which have been provided to Air-Cure in connection with the transactions contemplated hereby are substantially complete and accurate and are true and correct copies of the originals thereof; and except as set forth in Schedule 4.15 hereto, the execution of this Agreement and the performance of the obligations hereunder will not violate or result in a breach or constitute a default under any of the terms or provisions thereof.

         4.16 No Governmental Contracts. Except as set forth on Schedule 4.16, Allied is not a party to any governmental contract subject to price redetermination or renegotiation.

         4.17    Bank Accounts.  Allied has delivered to Air-Cure a list at
Schedule 4.17, as of the date hereof, of:

                 (a) the name of each bank in which Allied has accounts or safe deposit boxes;

                 (b)      the names in which the accounts or boxes are held;

                 (c)      the type of account; and

                 (d) the name of each person authorized to draw thereon or have access thereto.

Allied shall regularly update Schedule 4.17, and at Closing the Shareholders shall certify the updated Schedule 4.17 as true and correct.

         4.18    No Hazardous Waste, Other Facilities.

                 (a) To the knowledge of Allied and each Shareholder, Allied has never transported or disposed of, or contracted for the transportation or disposal of, hazardous wastes, hazardous substances, infectious or medical waste, radioactive waste or sewage sludges in violation of the Resource Conservation and Recovery Act of 1976, as amended, the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended, the Atomic Energy Act of 1954, as amended, or any comparable state laws, or rules or regulations promulgated under any of the foregoing.

                 (b) To the knowledge of Allied and each Shareholder, Allied has not ever owned, operated and/or leased a waste transfer, treatment, storage or disposal facility, except as described on
         Schedule 4.18.

         4.19 No Exposure to Hazardous or Toxic Substances. To the knowledge of Allied and each Shareholder, none of Allied's employees have, in the course and scope of employment with Allied, been exposed in a manner which would be detrimental to their health to hazardous, infectious, radioactive or toxic wastes or substances as those terms are defined in the Resource Conservation and Recovery Act of 1976, as amended, the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended, the Atomic Energy Act of 1954, as amended, or any comparable state laws, or rules and regulations promulgated under any of the foregoing.

         4.20 Underground Storage Tanks. To the knowledge of Allied and each Shareholder, except as set forth in Schedule 4.20, Allied has never owned or leased any real estate having any underground storage tanks containing petroleum products or wastes or other hazardous substances and regulated by 40 CFR 280 and/or other applicable federal, state or local laws, rules, regulations and requirements.

         4.21 Disposal Facilities Used. To the knowledge of Allied and each Shareholder, Allied has delivered to Air-Cure a list at Schedule 4.21, as of the date hereof, of all persons or entities utilized at any time since February 4, 1994 by Allied for the disposal of any waste materials to any disposal sites (including dumps, landfills and all other disposal facilities).

         4.22 Absence of Certain Changes, Events or Conditions. Except as described in Schedule 4.22, since June 30, 1995, Allied has: (a) conducted its business in the ordinary course, and has not engaged or agreed to engage in any extraordinary transaction except at arm's length and for fair consideration;
(b) not disposed of any of its assets, except in the ordinary course of business; (c) not materially increased the level of compensation of any officer; (d) not issued any stock or securities or rights with respect to any stock or securities, or paid any dividends, redeemed any securities or otherwise caused any assets of Allied to be distributed to any of its shareholders; (e) not borrowed any funds under existing lines of credit or otherwise, except as reasonably necessary for the ordinary operation of its business in a manner, and in amounts, in keeping with current business requirements, or made any loans or guaranteed the obligations of any other persons; (f) not suffered any material and adverse change in its assets, Business, or operations, nor have its assets suffered any material and adverse change in value other than through ordinary wear and depreciation; (g) not changed or amended its charter documents or bylaws; (h) not entered into any contract, commitment, or transaction which is not in the ordinary course of its business; and (i) not failed to keep its properties and assets insured with at least as much liability and property damage, fire, and other casualty coverage as was effective at June 30, 1995.

         4.23 Tax Returns and Audits. Except as set forth in Schedule 4.23, Allied has: (a) filed in accordance with applicable laws all federal, state, and local tax returns required to be filed by it; (b) paid all taxes, assessments, penalties, and interest charges shown to be due and payable on each such return or otherwise required to be paid; and (c) accrued or created reserves for all taxes due or to become due by it with respect to the months ending before the date of this Agreement. The federal income tax return of Allied for any taxable year has not been examined by the Internal Revenue Service. The income tax liabilities of Allied have been satisfied or properly accrued and reflected on the June 30, 1995 Financial Statements for all taxable years prior to and including the taxable year ended December 31, 1994. Allied has not been delinquent in the payment of any tax, assessment or governmental charge, nor has any tax deficiency been proposed or assessed against it which has not been satisfied. Allied has not executed any waiver of the statute of limitations on the assessment or collection of any tax. Copies of the federal and state income tax returns of Allied, and all adjustments and amendments to such returns, for the year ended December 31, 1994, together with copies of all reports, as filed, of any taxing authority relating to examinations thereof, have been previously delivered to Air-Cure, and to the Shareholders' knowledge, are accurate and complete. Allied has withheld or otherwise collected all taxes or amounts it is required to withhold or collect under any applicable federal, state, or local law, including, without limitation, any amounts required to be withheld or collected with respect to social security, unemployment compensation, sales or use taxes or workers' compensation, and all such amounts have been timely remitted to the proper authorities.

         4.24 Litigation. To the knowledge of the Shareholders, Allied is not subject to or bound by any court, regulatory commission, board or administrative judgment, order or decree, and no suit, action, proceeding or other litigation in any court or before any administrative or arbitration panel or commission or before or by any governmental department or agency to which Allied is a party or which affects the Business or properties of Allied is now pending. The Shareholders have no knowledge of any governmental proceeding or investigation involving Allied. To the knowledge of Allied and each Shareholder, there are no existing violations of federal, state or local laws, ordinances, rules, regulations or orders by Allied which materially and adversely affect the Business or property of Allied or the possession, use, occupancy or operation of any of its facilities or business. To the knowledge of Allied and each Shareholder, Allied has not engaged in any discriminatory or unfair labor practices which have not heretofore been discontinued, and any such discontinued practices have been disclosed in writing to Air- Cure by Allied. There is no grievance or other labor dispute pending or, to the knowledge of Allied and each Shareholder, threatened, against Allied.

         4.25 Representations Relating to Tax-Free Reorganizations. There is no plan or intention by any of the Resulting Air-Cure Shareholders to sell, exchange, or otherwise dispose of a number of shares of Air-Cure Stock received in the Merger that would reduce the Resulting Air-Cure Shareholders' ownership of Air-Cure Stock to a number of shares having a value, as of the Effective Time, of less than 50% of the value of all of the formerly outstanding Allied Stock as of the Effective Time. Shares of Allied Stock and shares of Air-Cure Stock held by any Resulting Air-Cure Shareholders and otherwise sold, redeemed, or disposed of prior to or subsequent to the Merger will be considered in making this representation.

         4.26 Insurance. Allied has maintained and at the Effective Time Allied shall have in full force and effect motor vehicle and comprehensive general liability insurance and worker's compensation insurance covering its Business, its properties and operations, and fire and extended coverage insurance with respect to its properties as is reasonably necessary to adequately insure and protect its properties and assets. Schedule 4.26 contains a complete list by title of all such insurance policies and binders and a description of all pending claims (including the amount of coverage thereunder) in effect as of the date of this Agreement. Such insurance policies are owned exclusively by Allied. All insurance policies and binders relating to such coverage are identified by title on Schedule 4.26. Except as specified in such policies and binders, the Shareholders have no knowledge that any such insurance policies are subject to any retroactive rate or audit adjustments or co-insurance arrangements. No notice of cancellation or nonrenewal of or disallowance of any claim under any such policy or binder has been received by Allied. To the knowledge of Allied and each Shareholder, such insurance coverage may be renewed upon the expiration thereof at premiums substantially equivalent to those currently being paid, except for changes in such premiums applicable to insureds similarly situated or as a result of increased levels of Allied's operations.

         4.27 No Conflicts. Neither the execution and delivery of this Agreement nor any of the related documents contemplated hereby will violate, conflict with, or result in a breach of any provisions of, or constitute a default (or an event which, with notice or lapse of time or both would constitute a default) under, or result in the termination of, or accelerate the performance required by, or result in a right of termination or acceleration under, or result in the creation of any lien, security interest, charge or encumbrance upon any of the properties or assets of Allied or otherwise comprising a part of the Business under any of the terms, conditions or provisions of (i) its charter documents or bylaws, (ii) except as set forth in
Schedule 4.27, any note, bond, mortgage, indenture, deed of trust, license, lease, agreement or other instrument or obligation, to which Allied is a party or to which it or any of its assets may be subject.

         4.28 Consents. Except as set forth on Schedule 4.28 or another schedule hereto, no notice to, approval by, filing with, or authorization, consent or approval of any federal, state, local or other public body, agency or authority or any other third party is necessary for the consummation of the transactions contemplated by this Agreement and the carrying on of the Business by Allied following the Closing Date.

         4.29 Environmental Matters. To the knowledge of Allied and each Shareholder, Allied currently is and at all times in the past has operated in substantial compliance in all material respects with all federal, state and local laws, rules and regulations (collectively, the "environmental laws") relating to the use, management, handling, transport, treatment, generation, storage, disposal, release or discharge of hazardous substances or wastes.

No governmental agency has conducted any extraordinary audits, assessments, tests or other reviews in connection with Allied's compliance with any environmental law.

         4.30 Disclosure. No representation or warranty made by Allied or any Shareholder in this Agreement and no statement contained in any certificate, schedule, list or other instrument or document delivered by Allied or any Shareholder on or prior to the Effective Time contains or will contain any untrue statement of a material fact or omits or will omit to state any material fact necessary to make the statements contained herein or therein not misleading.

         4.31 Compliance with Laws. To the knowledge of Allied and each Shareholder, Allied has conducted and/or is conducting the Business, and has used and is using its property in substantial compliance with all applicable federal, state and local environmental, land use, and zoning laws and regulations, except where the failure to comply with such laws and regulations, in the aggregate, has not and will not have a material adverse effect on Allied.

         4.32    Representations and Warranties Relating to
Pooling-of-Interests Accounting. Neither Allied nor either Shareholder will knowingly take or cause to be taken any action or cause any matter to occur which might reasonably prevent the Merger to be accounted for as a pooling-of-interests.

         4.33 Brokers, Finders, Etc. All negotiations relating to this Agreement and transactions contemplated hereby have been carried on without the intervention of any broker, finder, or other person acting on behalf of Allied or the Shareholders in any manner as to give rise to any claim against Allied for any brokerage, finder's, or similar fee or commission, except for the amount that will be due to Prudential Securities, Inc., pursuant to an agreement with Prudential Securities, Inc. attached hereto as Exhibit 4.33.

         4.34 Approval by Allied's Shareholders and Directors. This Agreement, the Merger, and all transactions contemplated hereby have been duly approved by the Board of Directors of Allied and by the shareholders of Allied in accordance with applicable law and the Bylaws and the Articles of Incorporation of Allied. Immediately following the execution of this Agreement, the Shareholders will provide to Air-Cure a copy, certified by the Shareholders to be true and correct, of the resolutions of the Board of Directors and Shareholders of Allied approving this Agreement, the Merger, and the transactions contemplated hereby. No shareholder or other person has exercised any appraisal or dissenter's rights in connection with the Merger nor will there occur any exercise of appraisal or dissenter's rights in connection with the Merger.

         4.35    Warranty of Allied Shareholders' Equity.

                 (a) Preparation of Closing Balance Sheet. Not later than sixty (60) days following the Closing Date, Air-Cure shall prepare and deliver to the Shareholders a balance sheet (the "Closing Balance Sheet") of Allied prepared as of the time immediately prior to the Effective Time. The Closing Balance Sheet shall reflect all assets and liabilities of Allied and otherwise shall be prepared in accordance with generally accepted accounting principles ("GAAP") and in a manner not inconsistent with Allied's June 30, 1995 Financial Statements referred to in Section 4.5, above. All of the parties hereto shall cooperate fully with each other in the preparation of the Closing Balance Sheet, and the Shareholders shall have access at all reasonable times to review workpapers, books and records relating to the preparation of the Closing Balance Sheet.

                 (b) Right to Dispute Closing Balance Sheet. Either Shareholder shall have the right to dispute the Closing Balance Sheet by giving notice of dispute to Air-Cure within thirty (30) days after the Closing Balance Sheet has been given to that Shareholder. Such notice shall set forth in detail the reasons for the dispute and the Shareholder's proposed adjustments to the Closing Balance Sheet. If a Shareholder does not give notice of dispute to Air-Cure within such thirty-day period in accordance with the foregoing, the Closing Balance Sheet as prepared by Air-Cure shall become final and binding upon that Shareholder. If a Shareholder does give notice of dispute to Air-Cure within such thirty-day period, Air-Cure and the Shareholder shall endeavor in good faith to reach agreement on all of the disputed items within the thirty-day period following Air-Cure's receipt of the Shareholder's notice. If the parties are unable to reach an agreement on the disputed items during such thirty-day period, then the disputed items which have not been resolved shall be submitted to the accounting firm of Coopers & Lybrand, Baltimore, Maryland (and if for any reason it is unwilling or unable to serve, then another independent accounting firm mutually agreeable to the Shareholders and Air-Cure will serve) for determination and resolution on the basis of such procedures as such accounting firm, in its sole judgment, deems applicable and appropriate, taking into account GAAP and the terms of this Agreement. Such accounting firm shall review the disputed matters and as promptly as practicable deliver to Air-Cure and to the Shareholder a statement setting forth its determination as to the proper treatment of the matters in dispute, and such determination shall be final and binding upon that Shareholder without any further right of appeal. In the event both Shareholders give notices of disputed items and those notices are in any way in conflict or inconsistent with each other as to any disputed item, then such items shall not be considered as disputed hereunder unless the Shareholders resolve the conflict or inconsistency between themselves and give a new notice to Air-Cure with respect to that item. All charges of such accounting firm and other expenses directly incurred in making such determination shall be borne equally by Air-Cure and the Shareholders. The Shareholders shall determine as between themselves how the charges of such accounting firm shall be borne.

                 (c) Warranty of Closing Balance Sheet and Remedy for Breach. The Shareholders warrant that the Allied stockholders' equity as shown on the Closing Balance Sheet, as finally prepared and binding upon the parties in accordance with Sections 2.2(a) and (b), will not be less than $2,300,000 immediately prior to the Effective Time. In the event of the breach of this warranty, then Air-Cure shall have the right to give notice thereof to the Shareholders, whereupon the Shareholders shall have ten (10) days to cause to be returned to Air-Cure that number of shares of Air-Cure Stock equal to (i) the amount by which $2,300,000 exceeds the amount of the

         Allied stockholders' equity as shown on the Closing Balance Sheet divided by (ii) the Agreed Value, as that term is defined in Section 2.1, subject to adjustment in the event of any permissible stock split, stock dividend, or recapitalization of Air-Cure as a result of which the total number of shares of Air-Cure Stock is increased or decreased for no consideration. The aforesaid right of Air-Cure to demand the return of shares of Air-Cure Stock shall be the sole and exclusive remedy of Air-Cure in the event of a breach of the warranty set forth in this Section 4.34(c).

                                   SECTION 5

                   REPRESENTATIONS AND WARRANTIES OF AIR-CURE

         Air-Cure represents and warrants to the Shareholders, effective as of the date of this Agreement and at all times up to the Effective Time, each of the following:

         5.1 Corporate Organization. Each of Air-Cure and Newco is a corporation duly organized, validly existing and in good standing under the laws of the states of Delaware and Texas, respectively, and is qualified or licensed and in good standing in all jurisdictions in which the nature of its business or the properties owned by it require it to be qualified or licensed to do business, except where failure to be qualified or licensed will not have a material adverse effect on it.

         5.2 Authorization. Air-Cure has all requisite right, power and authority to own, lease and operate its properties, to carry on its business as its business has previously been carried on, and to perform its obligations under this Agreement. Each of Air-Cure and Newco has full corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The Boards of Directors of Air-Cure and Newco have duly authorized the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby. This Agreement has been duly executed and delivered by Air-Cure and Newco and constitutes the valid and binding agreement of Air-Cure and Newco, enforceable against them in accordance with its terms, except as the enforceability thereof may be limited by bankruptcy, insolvency, moratorium and other similar laws affecting the enforcement of creditors' rights generally and except as such enforceability may be affected by equitable principles (whether considered in a proceeding at law or in equity).

         5.3 Capitalization. The authorized stock and securities of Air-Cure consist of one million (1,000,000) shares of preferred stock, none of which are outstanding, and twenty million (20,000,000) shares of common stock, $.001 par value per share, of which 7,313,386 shares are issued and outstanding. The authorized stock and securities of Newco consist solely of ten thousand (10,000) shares of common stock, $.01 par value per share, of which one thousand (1,000) shares are issued and outstanding and are owned by Air-Cure. All of such issued and outstanding shares of capital stock of Air-Cure and Newco have been duly authorized and validly issued and are fully paid and nonassessable. There are no outstanding subscriptions, options, contracts, commitments, warrants, calls, agreements, understandings or other arrangements or rights of any character affecting or relating in any manner to the issuance of capital stock or other securities of Air-Cure (whether by subscription, option, exchange, right of conversion, right of refusal, or otherwise) or entitling anyone to acquire shares of the capital stock of Air-Cure or other securities of any kind of Air-Cure except as set forth in Air-Cure's Prospectus referred to in Section 6.2.

         5.4 Subsidiaries. All outstanding shares of stock of the subsidiary corporations owned by Air-Cure are validly issued, fully paid, and non-assessable, and Air-Cure has good title thereto free and clear of any encumbrance of any nature, except for security interests granted therein to Air-Cure's commercial lenders. Each such subsidiary is a corporation duly organized, validly existing, and in good standing under the laws of the jurisdiction under which it is incorporated and has full requisite corporate power and authority to own its property and carry on its business as presently conducted by it and is, or at the Effective Time will be, duly qualified or licensed to do business in and is, or at the Effective Time will be, in good standing as a foreign corporation authorized to do business in all jurisdictions in which the character of the properties owned or the nature of the business conducted makes such qualifications or licensing necessary, except where the failure to be so qualified or licensed would not have a material adverse effect on the financial condition, properties or business of such subsidiary. Where appropriate and consistent with the context of this Agreement, references to Air-Cure in this Section 5 shall refer also to subsidiary corporations of Air-Cure.

         5.5 Copies Complete; No Default. The copies of all documents which have been delivered by Air-Cure to Allied in connection with the transactions contemplated hereby are substantially complete and accurate and are true and correct copies of the originals thereof; and the execution of this Agreement and the performance of the obligations hereunder will not violate or result in a breach or constitute a default under any of the terms and provisions thereof.

         5.6 No Conflict. Neither the execution and delivery of this Agreement nor any other related documents contemplated hereby will violate, conflict with, or result in a breach of any provisions of or constitute a default (or an event which, with the giving of notice or lapse of time, or both, would constitute a default) under or result in the termination of or accelerate the performance required by or result in a right of termination or acceleration under or result in the creation of any lien, security interest, charge or encumbrance upon any of the properties or assets of Air-Cure or Newco under any of the terms, conditions or provisions of (i) the charter documents or bylaws of Air-Cure and Newco, or (ii) any note, bond, mortgage, indenture, deed of trust, license, lease, agreement or other instrument or obligation to which Air-Cure or Newco is a party or to which either of them or any of their properties or assets may be subject.

         5.7 No Liabilities of Newco. Newco is not subject to any liabilities, obligations, claims, whether absolute or contingent, liquidated or unliquidated. Newco was formed solely for the purpose of consummating the transactions contemplated by this Agreement and has not engaged in any business or other activities whatsoever. As a result of the Merger, Allied will hold 100% of Newco's assets.

         5.8 Valid Issuance of Air-Cure Stock. The shares of Air-Cure Stock to be delivered to the Resulting Air- Cure Shareholders at Closing have been duly authorized and, upon issuance thereof in accordance with the terms of this Agreement, will be validly issued, fully paid and non-assessable.

         5.9 Disclosure. Air-Cure has delivered or made available to the Shareholders true and complete copies of (a) all annual reports filed with the Securities and Exchange Commission (the "Commission") pursuant to the Securities Exchange Act of 1934, as amended (the "Exchange Act"), since December 31, 1991, (b) Air-Cure's quarterly and other reports filed with the Commission since December 31, 1992, (c) all definitive proxy solicitation materials filed with the Commission since December 31, 1991, and (d) any registration statements declared effective by the Commission since December 31, 1991.

         5.10 Filings with the Securities and Exchange Commission. Air-Cure and Newco have made all filings with the SEC that they have been required to make under the Securities Act and the Exchange Act (collectively the "Public Reports"). Each of the Public Reports has complied with the Securities Act and the Exchange Act in all material respects. None of the Public Reports, as of their respective dates, contained any untrue statement of a material fact or omitted to state a material fact necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading; except that Air-Cure makes no representation or warranty with respect to any statement, information or omission in the Prospectus, after it is amended pursuant to Section 6.2, which is approved for use in or omission from the Prospectus by Allied or either Shareholder or its/his counsel, and which is based upon any written statement or written information furnished by Allied or either Shareholder.

         5.11 Financial Statements. Air-Cure has filed Quarterly Reports on Form 10-Q for the fiscal quarter ended June 30, 1995 and an Annual Report on Form 10-K for the fiscal year ended December 31, 1994 (the "Most Recent Fiscal Period"). The financial statements included in these Public Reports (including the related notes and schedules) have been prepared in accordance with GAAP applied on a consistent basis and present fairly the consolidated financial condition of Air-Cure and its subsidiaries as of the indicated dates and the consolidated results of operations of Air-Cure and its subsidiaries for the indicated periods, are correct and complete in all material respects, and are consistent with the books and records of Air-Cure and its subsidiaries; provided, however, that the interim statements are subject to normal year-end adjustments.

         5.12 Absence of Certain Changes, Events or Conditions. Except as described in any other schedule or exhibit hereto or in any other document referred to herein, since June 30, 1995, Air-Cure has: (a) conducted its business in the ordinary course and has not engaged or agreed to engage in any extraordinary transaction except at arm's length and for fair consideration;
(b) not disposed of any of its assets, except in the ordinary course of business; (c) not issued any stock or securities or rights with respect to any stock or securities (except pursuant to existing stock plans), or paid any dividends, redeemed any securities or otherwise caused any assets of Air-Cure to be distributed to any of its shareholders; (d) not borrowed any funds under existing lines of credit or otherwise, except in furtherance of its business and in a manner, and in amounts, in keeping with current business requirements, or made any loans or guaranteed the obligations of any other persons; (e) not suffered any material and adverse change in its assets, business, or operations, nor have its assets suffered any material and adverse change in value other than through ordinary wear and depreciation; (f) not changed or amended its charter documents or bylaws except to change its name from Air-Cure Environmental, Inc. to Air-Cure Technologies, Inc.; (g) not entered into any contract, commitment, or transaction which is not in the ordinary course of its business; (h) not failed to keep its property damage, fire, and other casualty coverage as was effective at June 30, 1995; and (i) not materially increased the compensation of any officer.

         5.13 Consents. Except as otherwise referred to in this Agreement, no notice to, approval by, filing with, or authorization, consent or approval of, any federal, state, local or other public body, agency or authority or any other third party is necessary for the consummation of the transactions contemplated by this Agreement.

         5.14 Litigation. To the knowledge of Air-Cure, it is not subject to or bound by any court, regulatory commission, board or administrative judgment, order or decree, and no suit, action, proceeding or other litigation in any court or before any administrative or arbitration panel or commission or before or by any governmental department or agency to which Air-Cure is a party or which affects the business or properties of Air-Cure is now pending. Air-Cure has no knowledge of any governmental proceeding or investigation involving Air-Cure. There are no existing violations of federal, state or local laws, ordinances, rules, regulations or orders by Air-Cure which materially and adversely affect the business or property of Air-Cure or the possession, use, occupancy or operation of any of its facilities or business. To the knowledge of Air-Cure, it has not engaged in any discriminatory or unfair labor practices which have not heretofore been discontinued. To the knowledge of Air-Cure, there is no grievance or other labor dispute pending or threatened, against Air-Cure.

         5.15 Compliance with Laws. Air-Cure has conducted and/or is conducting its business, and has used and is using its property in substantial compliance with all applicable federal, state and local environmental, land use, and zoning laws and regulations, except where the failure to comply with such laws and regulations, in the aggregate, has not and will not have a material adverse effect on Air-Cure.

         5.16 Brokers, Finders, Etc. All negotiations relating to this Agreement and transactions contemplated hereby have been carried on without the intervention of any broker, finder, or other person acting on behalf of Air-Cure in any manner as to give rise to any claim against Air-Cure for any brokerage, finder's, or similar fee or commission.

         5.17 Employee Benefit Plans. The Air-Cure Prospectus, referred to in Section 6.2, lists all qualified employee benefit plans of Air-Cure. All such employee benefit plans are in substantial compliance with all applicable provisions of ERISA and the regulations issued thereunder, as well as with all other applicable laws. Such plans that are intended to qualify under

Section 401(a) of the Code have been determined by the Internal Revenue Service to be so qualified. All reports and other documents required to be filed with any governmental agency or distributed to plan participants or beneficiaries (including, but not limited to, actuarial reports, audits or tax returns) have been timely filed or distributed. No person has engaged in any transaction prohibited under the provisions of Section 4975 of the Code or Section 406 of ERISA with respect to any such plan. Air-Cure has not incurred any liability for excise tax or penalty due to the Internal Revenue Service.

         5.18    Representations Relating to Tax-Free Reorganizations.

                 (a) Prior to the Merger, Air-Cure will be in control of Newco within the meaning of Code Section 368(c).

                 (b) Following the Merger, Air-Cure has no plan or intention to permit or cause Allied to issue additional shares of Allied capital stock which would result in Air-Cure losing control of Allied within the meaning of Section 368(c) of the Internal Revenue Code.

                 (c) Air-Cure has no plan or intention to reacquire any of the Air-Cure Stock issued in the Merger.

                 (d) Air-Cure has no plan or intention to (i) liquidate Allied (ii) merge Allied with or into another corporation (except to redomicile Allied from Texas to Delaware), (iii) sell or otherwise dispose of the stock of Allied except for transfers of stock to corporations controlled by Air-Cure, or (iv) cause Allied to sell or otherwise dispose of any of its assets or of any of the assets acquired from Newco, except for dispositions made in the ordinary course of business or transfers of assets to a corporation controlled by Allied.

                 (e) Newco will have no liabilities assumed by Allied, and will not transfer to Allied any assets subject to liabilities, in the Merger.

                 (f) Newco was formed expressly for the purpose of effecting the Merger, and as a result of the Merger, Allied will hold 100% of Newco's assets held by Newco immediately prior to the Merger.

                 (g) Following the Merger, Air-Cure shall cause Allied to continue its historic Business or use a significant portion of its historic Business assets in a business.

                 (h) Air-Cure and Newco will pay their respective expenses, if any, incurred in connection with the Merger.

                 (i) There is no intercorporate indebtedness existing between Air-Cure and Allied or between Newco and Allied.

                 (j) The Air-Cure Stock exchanged for the Allied Stock is voting common stock of Air-Cure as described in Code Section 368(a)(2)(E).

                 (k) Air-Cure does not own, nor has it owned in the past five (5) years, any shares of stock of Allied.

                 (l) Neither Air-Cure nor Newco is an investment company as defined in Code Section 368(a)(2)(F)(iii) and (iv).

         5.19    Representations and Warranties Relating to
Pooling-of-Interests Accounting. Air-Cure will not knowingly take or cause to be taken any action or cause any matter to occur which might reasonably prevent the Merger to be accounted for as a pooling-of-interests.


                                   SECTION 6

                           RESALES OF AIR-CURE STOCK

         6.1 Pooling Restrictions on Transactions in Air-Cure Stock. It is a material factor to Air-Cure in entering into this Agreement that the transactions contemplated by this Agreement be treated as a "pooling-of-interests" for accounting purposes. Therefore, notwithstanding any other provision of this Agreement, prior to notice by Air-Cure to the Shareholders of the publication and dissemination by Air-Cure of consolidated financial results which include results of combined operations of Allied and Air-Cure for at least a thirty-day period on a consolidated basis following the Closing Date, no person who receives Air-Cure Stock in the Merger (referred to herein as a "Resulting Air-Cure Shareholder") shall sell or otherwise transfer or dispose of, or in any other way reduce his or her risk relative to, any share of the Air-Cure Stock received by that Resulting Air- Cure Shareholder (including, by way of example and not limitation, engaging in put, call, short-sale, straddle or similar market transactions). The SEC has issued Accounting Series Releases Nos. 130 and 135, as amended, (collectively the "ASRs") setting forth certain restrictions applicable to the availability of "pooling-of-interests" accounting treatment in transactions of the type contemplated by this Agreement. The Shareholders, therefore, agree with Air-Cure that each Resulting Air-Cure Shareholder will hold his or her shares of Air-Cure Stock and will comply with the ASRs until the requirements of the ASRs have been met. As soon as practicable following the Merger, Air-Cure shall publish financial results covering at least thirty (30) days of post-Merger combined operations. Additionally, the certificates evidencing the Air-Cure Stock to be received by the Resulting Air-Cure Shareholders will bear a legend substantially in the form set forth below:

         THE SHARES REPRESENTED BY THIS CERTIFICATE MAY NOT BE SOLD, TRANSFERRED OR ASSIGNED, AND AIR-CURE TECHNOLOGIES, INC. SHALL NOT BE REQUIRED TO GIVE EFFECT TO ANY ATTEMPTED SALE, TRANSFER OR ASSIGNMENT PRIOR TO THE PUBLICATION AND DISSEMINATION OF FINANCIAL STATEMENTS BY AIR-CURE TECHNOLOGIES, INC. WHICH INCLUDE THE RESULTS OF AT LEAST THIRTY (30) DAYS OF COMBINED OPERATIONS OF AIR-CURE TECHNOLOGIES, INC. AND ALLIED INDUSTRIES, INC. ACQUIRED BY AIR-CURE TECHNOLOGIES, INC. FOR WHICH THESE SHARES ARE ISSUED. UPON THE WRITTEN REQUEST OF THE SHAREHOLDERS DIRECTED TO AIR-CURE TECHNOLOGIES, INC., THE ISSUER AGREES TO REMOVE THIS RESTRICTIVE LEGEND (AND ANY STOP ORDER PLACED WITH THE TRANSFER AGENTS) WHEN THE REQUIREMENTS OF ACCOUNTING SERIES RELEASE NOS. 130 AND 135, AS AMENDED, OF THE SECURITIES AND EXCHANGE COMMISSION HAVE BEEN MET.

         6.2 Amendment to Registration Statement. Air-Cure has delivered to the Shareholders and the Shareholders acknowledge receipt of the Air-Cure prospectus (the "Prospectus"), which constitutes a part of Registration Statement Number 33-92308 (the "Registration Statement") filed by Air-Cure with the Securities and Exchange Commission. At the date of this Agreement, the Prospectus is current and effective. As soon as possible following the execution of this Agreement, Air-Cure shall file an amendment to its Registration Statement for the purpose of updating the information contained in the Prospectus to reflect the transactions contemplated by this Agreement and to permit the Air-Cure Stock to be issued to the Resulting Air-Cure Shareholder under Section 2.1. The Amendment to the Registration Statement will also be intended to register the resale of the Air-Cure Stock by the Resulting Air-Cure Shareholders, subject to compliance with the applicable securities laws and other laws regarding such resale. Such registration of the resale of the Air-Cure Stock shall cover 30% of the shares of Air-Cure Stock issued to each Resulting Air-Cure Shareholder in the Merger during the first year following the Closing, then an additional 30% during the second year following the Closing, and the balance during the third year following the Closing. Any shares of Air-Cure Stock not resold by a Resulting Air-Cure Shareholder during the period following the Closing in which those shares are registered for resale will continue to be registered for resale, provided however, that Air-Cure will have no obligation to register or to continue the registration of any such shares for resale following the expiration of three (3) years from the Closing Date. The registration rights granted under this Section 6.2 shall be nontransferable. The Resulting Air-Cure Shareholders whose Air-Cure Stock will be registered for resale are listed on Schedule 4.3B. The Shareholders shall cooperate fully with Air-Cure by furnishing all information concerning all Resulting Air-Cure Shareholders and Allied required or appropriate for preparation and inclusion in the amendment to the Registration Statement. Air-Cure shall use its reasonable best efforts to cause the amendment to the Registration Statement to become effective as soon as possible after filing. The shares of Air-Cure Stock to be issued to the Shareholders pursuant to Section 2.1 will be issued under the Registration Statement. In connection with such registration, Air-Cure shall also register such shares under the Blue Sky laws of the states which may be specified by the Shareholders; provided that Air-Cure shall not be required to register such shares in a state if it would be required to (i) qualify as a foreign corporation in such state and it is not otherwise required to be so qualified, (ii) consent to general service of process in such state, or (iii) incur unreasonable expense in registering in such state.

         6.3 Expenses of Registration. All expenses incurred in connection with any registration, qualification or compliance pursuant to this Section 6, including all registration, filing and qualification fees, printing expenses, fees and disbursements of counsel for Air-Cure and expenses of any special audits incidental to or required by such registration, shall be borne by Air-Cure. In addition, Air-Cure shall furnish such number of prospectuses and other documents as the Shareholders shall reasonably request. However, notwithstanding the foregoing, Air-Cure shall not pay any underwriting fees, discounts, or commissions or any other "costs to sell" any shares of Air-Cure Stock received by the Resulting Air-Cure Shareholders in the Merger, nor will Air-Cure be obligated to pay any other expenses which may in any way jeopardize the ability and right of Air-Cure to account for the Merger as a pooling of interests for financial accounting purposes.

         6.4 Stock Distribution Agreement. At Closing, the Resulting Air-Cure Shareholders and Air-Cure shall enter into the Stock Distribution Agreement in the form attached hereto as Exhibit 6.4, which sets forth certain agreements of the Resulting Air-Cure Shareholders relating to the Resulting Air-Cure Shareholders' resale of their Air-Cure Stock.

                                   SECTION 7

                                   COVENANTS

         The Shareholders hereby covenant and promise to Air-Cure and where expressly stated, Air-Cure hereby covenants and promises to the Shareholders the following:

         7.1 Conduct of Business of Allied. Except as otherwise provided for in Schedule 7.1 or as otherwise contemplated by this Agreement, during the period from the date of this Agreement to the Effective Time, Allied will conduct the Business and operations according to its ordinary and usual course and consistent with past practice, and will use its commercial best efforts to preserve intact its business organization, to keep available the services of its officers and employees and to maintain satisfactory relationships with licensors, licensees, suppliers, contractors, distributors, customers and others having business relationships with it. Without limiting the generality of the foregoing, and except as otherwise expressly provided in or contemplated by this Agreement, prior to the Effective Time, Allied will not, without the prior written consent of Air-Cure:

                 (a)      amend its Certificate of Incorporation or Bylaws;

                 (b) authorize for issuance, issue, sell or deliver (whether through the issuance or granting of additional options, warrants, commitments, subscriptions, rights to purchase or otherwise) any stock of any class or any securities convertible into shares of stock of any class;

                 (c) split, combine or reclassify any shares of Allied Stock, or redeem or otherwise acquire any shares of its Stock;

                 (d) (i) create, incur or assume any debt (other than debt created, incurred or assumed in the ordinary course of its business, consistent with past practice; (ii) create, incur or assume any (A) long-term debt (including capitalized lease obligations), or
         (B) short-term debt except trade payables incurred in the ordinary course of business and consistent with past practice; (iii) assume, guarantee, endorse or otherwise become liable or responsible (whether directly, contingently or otherwise) for the obligations of any other person; or (iv) make any loans, advances or capital contributions to, or investments in, any other person or entity, other than short-term investments in financial instruments in the ordinary course of business and consistent with past practice;

                 (e) (i) increase in any manner the compensation of any of its directors, officers or highly paid employees except as set forth on Schedule 7.1(e); or (ii) commit itself to any additional pension, profit- sharing, bonus, incentive, deferred compensation, stock purchase, stock option, stock appreciation right, group insurance, severance pay, retirement or other employee benefit plan, agreement or arrangement, or to any employment or consulting agreement with or for the benefit of any person, or amend any of such plans or any of such agreements in existence on the date hereof;

                 (f) sell, transfer, mortgage, or otherwise dispose of or encumber any interest in real property;

                 (g) except in the ordinary course of business and consistent with past practice or pursuant to contractual obligations existing on the date hereof (i) sell, transfer, mortgage, or otherwise dispose of or encumber any personal property; (ii) pay, discharge or satisfy claims, liabilities or obligations (absolute, accrued, contingent or otherwise); or (iii) cancel any debts or waive any claims or rights;

                 (h) make any capital expenditure or commitment except in the ordinary course of business consistent with past practices;

                 (i) enter into any other agreements, commitments or contracts which, individually or in the aggregate, are material to Allied, except agreements, commitments or contracts expressly provided for or contemplated by this Agreement or purchase orders or sales contracts in the ordinary course of business, consistent with past practice and not in excess of current requirements or for the provision of data processing or related services in the ordinary course of business and consistent with past practice, or otherwise make any material change in the conduct of the Business or operations of Allied;

                 (j) approve or recommend to its shareholders, or undertake, either as the surviving, disappearing or acquiring corporation, any other merger, consolidation, assets acquisition or disposition or tender offer or other takeover transaction;

                 (k)      make any distribution with respect to the Allied
         Stock; or

                 (l) agree, whether in writing or otherwise, to do any of the foregoing.

         7.2      Access to Information.

                 (a) Allied will afford Air-Cure and its representatives access, during normal business hours, to all of its business, operations, properties, books, files and records and will cooperate in Air-Cure's examination thereof. Air-Cure agrees that all information, including the existence and contents of this Agreement and the other agreements among the parties, so provided will be treated as confidential (except for necessary disclosures to professional advisors, and except for securities law disclosures, and further except for disclosures by Air-Cure to any underwriter with whom Air-Cure negotiates to offer and sell its stock), that Air-Cure will not disclose or make any use of such confidential information unless the same is or shall become available to it through nonconfidential means or shall otherwise come into the public domain. If the transactions contemplated by this Agreement are not consummated for any reason, then after this Agreement is terminated, Air-Cure will continue to hold in confidence all information obtained from Allied and will return to Allied all copies of any confidential documents obtained by Air-Cure in connection with the transactions contemplated by this Agreement.

                 (b) Air-Cure will afford Allied and the Shareholders access, during normal business hours, to all of its business, operations, properties, books, files and records and will cooperate with Allied and the Shareholders in the audit and examination thereof and will do everything reasonably necessary to enable Allied and the Shareholders to make a complete examination of the business, assets and properties of Air-Cure and the condition thereof. Allied and the Shareholders agree that all information, including the existence and contents of this Agreement and the other agreements among the parties, so provided will be treated as confidential (except for necessary disclosures to professional advisors), that neither Allied nor the Shareholders will disclose or make any use of such confidential information unless the same is or shall become available to it through nonconfidential means or shall otherwise come into the public domain. If the transactions contemplated by this Agreement are not consummated for any reason, then after this Agreement is terminated, Allied and the Shareholders will continue to hold in confidence all information obtained from Air-Cure and will return to Air-Cure all copies of any confidential documents obtained by Allied or the Shareholders in connection with the transactions contemplated by this Agreement.


         7.3 Public Announcements. The Shareholders will cause Allied, its officers and directors, employees, and agents to consult with Air-Cure before issuing any press release or otherwise making any public statements with respect to the transactions contemplated by this Agreement and shall not issue any such press release or make any such public statement without Air-Cure's prior approval. Air-Cure shall consult with Allied before issuing any press release with respect to any transactions contemplated by this Agreement.

         7.4 Notification of Material Events. Each party shall promptly notify the other in writing of the occurrence of any event which will or could reasonably be expected to result in its failure to satisfy any of the representations, warranties, covenants, or conditions specified in this Agreement.

         7.5 Certain Employee Matters. Allied will take all steps reasonably necessary to maintain and enforce all employment contracts and noncompetition and nondisclosure agreements which it now has and has had with its employees and former employees.

         7.6 Employment Agreements. Each of Mark E. Johnson and Pierre S. Melcher has executed an employment agreement in the forms attached hereto as Exhibits 7.6A and 7.6B, respectively, to become effective at Closing. The parties agree to use their best efforts to cause each of Lloyd R. Slinkard and Preston Fenn to execute prior to Closing an employment agreement in the forms attached hereto as Exhibits 7.6C and 7.6D, respectively, to become effective at Closing.

         Air-Cure and the Shareholders represent and warrant to each other and agree that the compensation to be paid to the Shareholders under their employment agreements has been separately bargained for and is independent from the Merger Consideration to be received by them pursuant to this Agreement.

         7.7 Release and Hold Harmless of Allied. Each officer of Allied listed in Section 7.6 shall execute and deliver to Air-Cure at Closing a written release, in the form of Exhibit 7.7, releasing and holding Allied harmless at all times from and after the date of this Agreement from and against any and all claims, damages, actions, suits, proceedings, demands, assessments, adjustments, costs and expenses arising out of any agreement or other matter existing as between Allied and such officer, director, or Shareholder at any time prior to the Effective Time.

         7.8     Noncompetition.

                 (a) Each Shareholder agrees that for a period of two (2) years following the Closing Date, he shall not, directly or indirectly, participate in any business or investment activity, either personally or by, for, or through any other person, or as an officer, director, shareholder, owner, partner, joint venturer, or in any other capacity on behalf of himself or any other company or person, which is in competition with any business engaged in by Air-Cure or any of its subsidiaries then existing as of the Effective Time; except that, this
         Section 7.8(a) shall not prohibit a Shareholder from owning less than five percent (5%) of any class of publicly traded stock or security of any company. Further, during such two-year period, no Shareholder shall call upon any employee of Air-Cure or any of its subsidiaries for the purpose or with an intent of enticing that employee away from or out of the employ of Air-Cure or any of its subsidiaries for any reason whatsoever.

                 (b) Because of the difficulty of measuring economic loss to Air-Cure as a result of the breach of the foregoing covenant, and because of the immediate and irreparable damage that would be caused to Air-Cure for which it would have no adequate remedy, the covenant may be enforced by Allied or Air-Cure by injunctions and restraining orders as well as by any other legal remedy available to them at law.

                 (c) It is agreed by the parties that the foregoing covenants in this Section 7.8 impose a reasonable restraint on the Shareholders in light of the activities and business of Air-Cure.

                 (d) The covenants in this Section 7.8 are severable and separate, and the unenforceability of any specific covenant shall not affect the provisions of any other covenant. Moreover, in the event any court of competent jurisdiction shall determine that the scope, time or territorial restrictions set forth are unreasonable, then it is the intention of the parties that such restrictions be enforced to the fullest extent which the court deems reasonable, and the Agreement shall thereby be reformed.

                 (e) The Shareholders hereby agree that this covenant is a material and substantial part of this transaction.

         7.9 Board Representatives. Immediately following Closing and for so long as the Shareholders own Air-Cure Stock issued to them in the Merger which in the aggregate is equal to or exceeds twenty percent (20%) of all issued and outstanding Air-Cure Stock, then the Shareholders shall have the right to cause to be nominated to the Air-Cure Board of Directors two (2) persons, not more than one of whom may be an employee of Air-Cure (which for purposes of this Section 7.9 includes any subsidiary of Air-Cure) and one (1) person who is not an employee of Air-Cure. Any such person designated by the Shareholders to be nominated as a director must meet the qualifications for membership on the Board of Directors which are generally applicable to all members of the Board of Directors. The designation of any such persons to be nominated to the Board of Directors shall be made by the Shareholders in a joint notice to Air-Cure. The persons nominated by the Shareholders shall be voted upon at the annual meeting of shareholders of Air-Cure. The Shareholders shall have the right annually to give their joint notice to Air-Cure of the directors whom they wish to be nominated to the Board of Directors at the Air-Cure annual meeting of shareholders. This notice shall be given by the Shareholders to Air-Cure in a timely manner which will permit Air-Cure to cause these persons to be included in Air-Cure's proxy statement and other necessary disclosures, communications, and filings. In the event any person so nominated by the Shareholders serves on the

Board of Directors and then fails to serve or continue to serve for any reason, the Shareholders shall have the right to nominate a successor to be elected to serve on the Board of Directors, which successor must meet the qualifications to serve on the Board of Directors as set forth herein. Any person so nominated by the Shareholders and who meets the foregoing requirements will be recommended by the Board of Directors to the Air-Cure shareholders for election. Prior to Closing, the Shareholders may advise Air-Cure by joint notice containing the names of two (2) persons, not more than one of whom may be an employee of Air-Cure, whom the Shareholders desire to serve on the Board of Directors of Air-Cure immediately following Closing. Upon timely receipt of this notice from the Shareholders, Air-Cure shall take such action as is necessary and appropriate to cause those persons designated by the Shareholders to become members of the Air-Cure Board of Directors immediately following Closing, provided that those persons meet the qualifications referred to above. Those persons will serve on the Board of Directors in accordance with the bylaws and rules and procedures adopted by Air-Cure until the next annual meeting of shareholders of Air-Cure or unless they fail to serve or continue to serve for any reason.

         7.10    Convertible Notes.

                 (a) Immediately following the execution of this Agreement, the Shareholders shall cause Allied to deliver to each holder of a Convertible Note the "Company Notice" as required by the Convertible Subordinated Note Purchase Agreement (the "Note Purchase Agreement"). The Shareholders will cause Allied to comply with the requirements of Section 8 as well as all other requirements imposed upon Allied by the Note Purchase Agreement. At the same time that Allied sends the Company Notice to the holders of the Convertible Notes, it will send a copy of the Company Notice to Air-Cure. Allied will also promptly give to Air-Cure copies of all other correspondence given to and received from the holders of the Convertible Notes with respect to the Note Purchase Agreement. Any such holder who elects to convert that holder's Convertible Note and who owns Allied Stock at the Effective Time shall participate on a pro rata basis with the other holders of Allied Stock in the Merger.

                 (b) If any holder of a Convertible Note does not elect to convert that holder's Convertible Note following receipt of the Company Notice as described in Section 7.10(a), above, then Air-Cure shall have the right to require Allied to exercise its redemption right under Section 6 of the Note Purchase Agreement in a manner which will cause the redemption to occur prior to the Effective Time of the Merger.

         7.11 Air-Cure Shareholders' Meeting. As promptly as practicable following the date of this Agreement, Air- Cure, in accordance with applicable law and its Certificate of Incorporation and Bylaws, shall call, give notice of, and hold a special meeting of its shareholders for the purpose of considering and taking action upon the Merger and this Agreement and such other matters as may be necessary to consummate the transactions provided for herein. Air-Cure shall further prepare and file with the SEC a preliminary proxy statement relating to the matters to be considered at the special shareholders' meeting and will use its reasonable best efforts to obtain and furnish the information required to be included by the SEC in that proxy statement, and respond promptly to any comments made by the SEC with respect to the preliminary proxy statement and to cause a definitive proxy statement to be mailed to its shareholders.

         7.12 Amendment of Shareholders' Agreement. Promptly following the execution of this Agreement, the parties to that certain Shareholders' Agreement, dated February 4, 1994, as amended, between and among Allied (formerly, A.I. Acquisition Company, Inc.) and the Shareholders and Shareholders' spouses listed therein shall be amended, in form and substance satisfactory to Air-Cure, to the effect that no term or provision of the Shareholders' Agreement will have any force or effect whatsoever with respect to any event, circumstance, or other matter occurring or existing in connection with this Agreement and the consummation of all matters contemplated under this Agreement, including but not limited to the acquisition of all of the Allied Stock by Air-Cure in the Merger. A copy of this amendment will be furnished by the Shareholders to Air-Cure within ten (10) days after execution of this Agreement.

         7.13 Allied Income Taxes for 1995/6. The parties acknowledge that the tax year of Allied during which the Effective Time occurs will be divided into a short S corporation year and a short C corporation year. The parties agree that the taxable income or loss of Allied for the calendar year in which the Effective Time occurs shall be divided between the short S corporation year and the short C corporation year under the normal tax accounting rules as provided for under Code Section 1362(e) and the Treasury Regulations thereunder. The Shareholders will be responsible for causing Allied to file all necessary income tax returns for Allied's short S corporation year ending at or about the Effective Time. Such returns shall be complete in all respects, and the Allied Shareholders shall indemnify Allied and Air-Cure for any expenses or payments which Allied may incur following the Effective Time as a result of the Allied tax return for its short S corporation year. Allied and the Shareholders further agree and represent and warrant to Air- Cure that as a result of the conversion of Allied from a C corporation to an S corporation on January 1, 1995, Allied was not required to recognize any LIFO recapture tax within the meaning of Section 1363(d) of the Internal Revenue Code. Notwithstanding the foregoing, Allied and the Shareholders shall have the right, if they so desire, to cause the subchapter S election of Allied to terminate prior to the Effective Time, in which event Allied would become a C corporation. If Allied and the Shareholders desire to cause Allied's subchapter S election to terminate, they shall give notice thereof to Air-Cure not less than ten (10) days prior to the date upon which the S election will terminate. Further, Allied and the Shareholders will not permit the S election to terminate earlier than one (1) day prior to the Effective Time, and all tax items of income, gain, loss, deduction, and credit of Allied up to but excluding the date of such termination shall be reported on the final Allied Form 1120S income tax return and none of it will be reportable on the Allied Form 1120 corporation income tax return required to be filed by Allied following the Effective Time.

         7.14 Conduct of Business of Air-Cure. Except as otherwise provided for in any schedule or exhibit hereto or in any other document referred to herein, or as otherwise contemplated by this Agreement, during the period from the date of this Agreement to the Effective Time, Air-Cure will conduct its business and operations according to its ordinary and usual course and consistent with past practice, and will use its commercial best efforts to preserve intact its business organization, to keep available the services of its officers and employees and to maintain satisfactory relationships with licensors, licensees, suppliers, contractors, distributors, customers and others having business relationships with it. Without limiting the generality of the foregoing, and except as otherwise expressly provided in or contemplated by this Agreement, prior to the Effective Time, Air-Cure will not, without the prior written consent of Allied:

                 (a)      amend its Certificate of Incorporation or Bylaws;

                 (b) authorize for issuance, issue, sell or deliver (whether through the issuance or granting of additional options, warrants, commitments, subscriptions, rights to purchase or otherwise) any stock of any class or any securities convertible into shares of stock of any class except pursuant to or in accordance with presently existing agreements, plans, or arrangements with respect to any of the foregoing;

                 (c) split, combine or reclassify any shares of Air-Cure Stock, or redeem or otherwise acquire any shares of the Air-Cure Stock;

                 (d) create, incur or assume any debt in excess of $3,000,000 (other than debt created, incurred or assumed in furtherance of its business, consistent with past practice and except in connection with the acquisition of another company or business not prohibited by this Agreement);

                 (e) (i) increase in any manner the compensation of any of its directors, officers or highly paid employees; or (ii) commit itself to any not presently existing pension, profit-sharing, bonus, incentive, deferred compensation, stock purchase, stock option, stock appreciation right, group insurance, severance pay, retirement or other employee benefit plan, agreement or arrangement, or to any employment or consulting agreement with or for the benefit of any person, or amend any of such plans or any of such agreements in existence on the date hereof in any material way which would be adverse to the Shareholders;

                 (f) sell, transfer, mortgage, or otherwise dispose of or encumber any interest in real property except in furtherance of its business;

                 (g) except in furtherance of its business and consistent with past practice or pursuant to contractual obligations existing on the date hereof (i) sell, transfer, mortgage, or otherwise dispose of or encumber any personal property; (ii) pay, discharge or satisfy claims, liabilities or obligations (absolute, accrued, contingent or otherwise); or (iii) cancel any debts or waive any claims or rights;

                 (h) except as contemplated by this Agreement, acquire or agree to acquire any other companies or businesses for an agreed price in excess of $3,000,000 in the aggregate; or

                 (i) agree, whether in writing or otherwise, to do any of the foregoing.

                                   SECTION 8

                               CLOSING CONDITIONS

         8.1 Conditions to the Obligations of Air-Cure. Each and every obligation of Air-Cure under this Agreement and under the other agreements, instruments, and documents related to this Agreement (the "Related Documents") shall be subject to the satisfaction, as of Closing, of each of the following conditions, each of which can be waived by Air- Cure, but only in writing:

                 (a) Accuracy of Representations and Warranties. All of the representations and warranties of Allied and the Shareholders contained in this Agreement shall be true and correct as of the date hereof and shall be deemed to have been made again at Closing and shall then be true and correct.

                 (b) Performance of Covenants. Each of the covenants and other obligations of Allied and the Shareholders to be performed by them on or before Closing pursuant to the terms hereof shall have been duly performed and complied with in all material respects.

                 (c) No Adverse Proceedings or Events. No suit, action or other proceeding shall be pending before any court or governmental agency in which it is sought to restrain or prohibit any of the transactions contemplated by this Agreement or to obtain damages or other relief in connection with this Agreement or the transactions contemplated hereby, unless such suit, action or proceeding is without substantial merit or basis.

                 (d) Deliveries at Closing. All documents or instruments required to be delivered at Closing by Allied and the Shareholders shall be delivered and tendered at Closing.

                 (e) Opinion of Counsel. At Closing, Air-Cure shall receive an opinion from Porter & Hedges L.L.P., counsel to Allied and the Shareholders, dated the Closing Date, in the form set forth at
         Exhibit 8.1(e).

                 (f) Qualification as Pooling of Interest. There shall be no material risk that the Merger will not qualify as a "pooling of interests" for financial accounting purposes.

                 (g) Shareholder Approval. This Agreement, the Merger, and the transactions contemplated hereby shall have been duly approved at a special meeting of shareholders of Air-Cure by the requisite affirmative vote of shareholders of Air-Cure required in accordance with applicable law and the Certificate of Incorporation and Bylaws of Air-Cure.

                 (h) Landlord Estoppel Letter. Allied shall present to Air-Cure on or before Closing an estoppel letter from Brown & Root, Inc. stating that Allied is in full and complete compliance with its obligations under the Lease Agreement referred to in Section 4.11(b).

                 (i) Lien Releases. Upon payment of the Allied Indebtedness by Air-Cure referred to in Section 8.3(i) at Closing, Air-Cure shall receive lien releases from Southwest Bank of Texas, N.A. and Brown & Root, Inc. with respect to all liens which they have securing any obligations under the indebtedness referred to in Section 8.3(i).

         8.2 Conditions to Obligations of the Shareholders and Allied. Each and every obligation of Allied and the Shareholders under this Agreement shall be subject to the satisfaction at Closing of the following conditions, each of which may be waived, but only in writing, by Allied:

                 (a) Accuracy of Representations and Warranties. The representations and warranties of Air-Cure and Newco contained in this Agreement shall be true and correct as of the date hereof and shall be deemed to have been made again at Closing and shall then be true and correct.

                 (b) Performance of Covenants. Each of the covenants and other obligations of Air-Cure to be performed by it on or before Closing pursuant to the terms hereof shall have been duly performed and complied with in all material respects.

                 (c) No Adverse Proceedings or Events. No suit, action or other proceeding shall be pending before any court or governmental agency in which it is sought to restrain or prohibit any of the transactions contemplated by this Agreement or to obtain damages or other relief in connection with this Agreement or the transactions contemplated hereby, unless such suit, action or proceeding is without substantial merit or basis.

                 (d) Deliveries at Closing. All documents or instruments required to be delivered at Closing by Air-Cure and Newco shall be delivered and tendered at Closing.

                 (e) Opinion of Counsel. At Closing, Air-Cure's counsel, Hartzog Conger & Cason, a professional corporation, shall deliver to the Shareholders its opinion, dated the Closing Date, in the form set forth at Exhibit 8.2(e).

                 (f) American Stock Exchange Listing. At Closing, Air-Cure's common stock shall be listed for trading on the American Stock Exchange or on NASDAQ.

                 (g) Effectiveness of Registration Statement. At Closing, the amendment to the Registration Statement referred to in Section 6.2 shall have been declared effective by the Commission.

                 (h) Shareholder Approval. Prior to Closing, the shareholders of Air-Cure shall have approved the Merger as contemplated by Section 7.11.

                 (i) Payment of Certain Allied Indebtedness. At Closing, Air-Cure shall have paid in full the indebtedness of Allied to Southwest Bank of Texas, N.A. and to Brown & Root, Inc. in the approximate payoff amount set forth on Schedule 8.2(i).

                 (j) Waiver of Receipt of Payments Under Air-Cure Employment Agreements. Michael P. Lawlor, Lawrance W. McAfee, and Kamlesh R. Tejwani are each parties to employment agreements with Air-Cure which provide that upon a change in control of Air-Cure, the employee thereunder may, at his discretion, terminate his employment with and receive a cash payment from Air-Cure. At Closing, Michael P. Lawlor, Lawrance W. McAfee, and Kamlesh R. Tejwani shall each have executed a waiver which provides that he waives the right to receive any such payments under his employment agreement.

                                   SECTION 9

                                    CLOSING

                 9.1 Time and Place. The closing (the "Closing") of the transactions contemplated in this Agreement shall occur as soon as all conditions to Closing contained herein are satisfied, but in any event no later than March 31, 1996, (the "Closing Date"), at Annapolis, Maryland, or at such other place or at such other time as the parties may mutually agree upon.

                 9.2 Deliveries by Shareholders at Closing. At Closing, the Shareholders and Allied shall deliver the following Related Documents, each of which shall be fully executed and completed as appropriate or as required under this Agreement:

                 (a) all stock certificates representing all shares of Allied Stock issued and outstanding as of the Effective Time;

                 (b) the opinion of counsel referred to in Section 8.1(e) and in the form attached hereto as Exhibit 8.1(e);

                 (c) the Employment Agreements referred to in Section 7.6 and in the form attached hereto as Exhibits 7.6A through D;

                 (d) all corporate books, minutes, records, tax returns, reports, files, and other materials of any kind related to Allied and the Business;

                 (e) an executed copy of the Stock Distribution Agreement required pursuant to Section 6.4;

                 (f) the forms of releases referred to in Section 7.7 and in the form attached hereto as Exhibit 7.7;

                 (g)      the landlord estoppel letter referred to in Section
         8.1(h);

                 (h) the documentation with respect to the conversion or redemption of the Convertible Notes as referred to in Section 7.10; and

                 (i) all other certificates, documents, and other instruments required to be delivered by Allied and the Shareholders pursuant to this Agreement.

         9.3 Deliveries by Air-Cure at Closing. At Closing, Air-Cure shall deliver the following Related Documents, each of which shall be fully executed and completed as appropriate or as required under this Agreement:

                 (a) all stock certificates representing all shares of Air-Cure Stock required to be delivered by Air-Cure to the Shareholders pursuant to this Agreement;

                 (b)      the opinion of counsel to Air-Cure referred to in
         Section 8.2(e) and in the form attached hereto as Exhibit 8.2(e);

                 (c) an executed copy of the Stock Distribution Agreement required pursuant to Section 6.4;

                 (d) the Employment Agreements referred to in Section 7.6 and in the forms attached hereto as Exhibits 7.6A through D;

                 (e) all other certificates, documents, and other instruments required to be delivered by Air-Cure pursuant to this Agreement.

         9.4 Expenses of Merger Transaction. Allied may pay the ordinary and reasonable legal and accounting fees and expenses incurred by Allied and the Shareholders relating to the period up to and through the Closing of the Merger transaction. Air-Cure shall have the right to review any such fees and expenses prior to Closing. All such fees and expenses shall be reflected in the Closing Balance Sheet.


                                   SECTION 10

                                  TERMINATION

         10.1 Mutual Consent. This Agreement may be terminated by the mutual consent of Allied and Air-Cure.

         10.2 By Air-Cure. This Agreement may be terminated by Air-Cure if a material default should be made by Allied or any Shareholder in the observance of or in the due and timely performance by any of them of any of the agreements and covenants herein contained, or if there shall have been a material breach by any of them of any of the warranties and representations herein contained, or if the conditions of this Agreement to be complied with or performed by any of them at or before Closing shall not have been complied with or performed at the time required for such compliance or performance and such noncompliance or nonperformance shall not have been waived by Air-Cure.

         10.3 By Allied. This Agreement may be terminated by Allied, if a material default shall be made by Air-Cure or Newco in the observance of or in the due and timely performance by Air-Cure or Newco of any agreements and covenants of Air-Cure or Newco herein contained, or if there shall have been a material breach by Air-Cure or Newco of any of the warranties and representations of Air-Cure or Newco, or if the conditions of this Agreement to be complied with or performed by Air-Cure or Newco at or before

Closing shall not have been complied with or performed at the time required for such compliance or performance and such noncompliance or nonperformance shall have not been waived by Allied.


                                   SECTION 11

                                INDEMNIFICATION

         Each of the Shareholders hereby severally makes the following indemnities, and where specifically stated, Air- Cure and Newco make the following indemnities, which shall not be in limitation of any remedies and rights otherwise available to the indemnified persons under this Agreement or by law:

         11.1    General Indemnity.

                 (a) Subject to the limitations set forth in Section 11.2, each Shareholder (the "Indemnitor") agrees that he will severally, and not jointly, indemnify and hold harmless Air-Cure and Allied and their respective officers, directors, employees, and agents (the "Indemnitees") from and against all losses, damages, costs, and expenses relating to any claims, actions, suits, proceedings, demands, assessments, and adjustments, including reasonable attorneys' fees and expenses of investigation (collectively, the "Indemnified Losses"), reasonably incurred by the aforesaid Indemnities as a result of or incident to any material breach by that Shareholder of any representation, warranty, covenant, or agreement set forth herein or on any schedule, exhibit, or certificate attached hereto (an "Indemnification Event). With respect to any Indemnification Event relating to an environmental matter, the Indemnified Losses shall also include any costs and expenses of analysis, testing, remediation, transportation, incineration, treatment, or other necessary and appropriate disposition or mitigation of a hazardous environmental condition.

                 (b) Subject to the limitations set forth in Section 11.2, Air-Cure (the "Indemnitor") agrees that it will indemnify and hold harmless the Shareholders (the "Indemnitees") from and against all losses, damages, costs and expenses relating to any claims, actions, suits, proceedings, demands, assessments, and adjustments, including reasonable attorneys' fees and expenses of investigation (collectively, the "Indemnified Losses"), reasonably incurred by the aforesaid Indemnitees as a result of or incident to any material breach by Air-Cure or Newco of any representation, warranty, covenant, or agreement set forth herein or on any schedule, exhibit, or certificate attached hereto (an "Indemnification Event").

         11.2    Limitations on Indemnity.  An Indemnitee, as described in
Section 11.1(a) or (b) above, may seek indemnification from an Indemnitor, described in that same section above, for any Indemnified Loss resulting from an Indemnification Event which occurs during the Indemnification Period, all as provided for as following:

                 (a) Indemnification Period. The "Indemnification Period" shall begin as of the Effective Time and shall expire upon the first to occur of (i) the expiration of six (6) months from the Effective Time and (ii) the first date following the Effective Time upon which there is issued by Air-Cure's auditors an independent audit report on Air-Cure which includes the combined operations of Air-Cure and Allied.

                 (b) Indemnification Procedure. If an Indemnitee reasonably believes that an Indemnification Event has occurred or is existing during the Indemnification Period with respect to which the Indemnitee would have a right of indemnification against an Indemnitor, then the Indemnitee may give notice (the "Indemnification Notice") to each Indemnitor with respect to whom a claim for Indemnification is being made. The Indemnification Notice shall describe in reasonable detail the alleged Indemnification Event, the basis for which the Indemnitee believes that there is an Indemnification Event, the amount of Indemnified Losses theretofore paid by the Indemnitee, and an estimate of the total amount of Indemnified Losses which the Indemnitee believes may be incurred by the Indemnitee with respect to the Indemnification Event. Any purported Indemnitee who does not give an Indemnification Notice with respect to an Indemnification Event during the Indemnification Period shall be deemed to have waived the right to receive indemnification for that Indemnification Event.

                 (c) Limitations on Indemnified Losses. If an Indemnification Notice is timely given, then the Indemnified Losses which the Indemnitee may be entitled to recover hereunder shall include any such Indemnified Losses incurred by the Indemnitee during a one-year period following the Closing Date. However, no indemnification shall be allowed for any Indemnification Event unless the total amount of Indemnified Losses payable to the Indemnitee exceed $250,000 in the aggregate. In addition, Air-Cure shall not be obligated to pay any Indemnified Losses which in the aggregate exceed $1,500,000, nor shall either Shareholder be obligated to pay any Indemnified Losses which in the aggregate exceed $750,000.

                 (d) Dispute Resolution. Any disputes involving indemnification hereunder shall be resolved in the manner described in
         Section 12.6 relating to dispute resolution.

                 (e) Third-Party Beneficiaries. Any Indemnitee who is not a signatory party to this Agreement shall nevertheless be deemed to be a third-party beneficiary of this Agreement for purposes of this
         Section 11.

                 (f) Defense of Third-Party Claims. In the event any claim, action, suit, proceeding, demand, assessment, or adjustment is asserted against any Indemnitee hereunder other than by an Indemnitor (such claim, action, suit, proceeding, demand, assessment, or adjustment being referred to herein as a "Third-Party Claim"), then the Indemnitee shall defend the Third-Party Claim in a diligent, prudent, and good faith manner, with counsel reasonably satisfactory to the Indemnitor. The Indemnitee shall also use reasonable efforts to mitigate, to the extent reasonably possible under the circumstances, the amount of the Indemnified Losses with respect to the Third-Party Claim. The Indemnitee shall not make or agree to make any payments in settlement or compromise of any Third-Party Claims or consent to the entry of any judgment with respect to any Third-Party Claim without the consent of the Indemnitor, which consent shall not be unreasonably withheld. Nothing contained herein shall prevent the Indemnitor and Indemnitee from further agreeing as between themselves as to the allocation between them of the duties, responsibilities, and costs of defense and settlement of any such Third-Party Claims. At all times, the Indemnitor and Indemnitee will advise and consult with each other regarding the matters contained in this Section 11 and shall be under a duty to act cooperatively and in good faith.

                 (g) In the event any Indemnitor is obligated to pay any Indemnified Loss under this Agreement, then the Indemnitor shall have the right to defer payment of that Indemnified Loss for a period of up to ninety (90) days, and the amount of the payment so deferred shall bear interest at the rate of ten percent (10%) per annum.


                                   SECTION 12

                                    GENERAL

         12.1 Notices. All notices required or permitted herein must be in writing and shall be deemed to have been duly given the first business day following the date of service if served personally or by telecopier, telex or other similar communication to the party or parties to whom notice is to be given, or on the third business day after mailing if mailed to the party or parties to whom notice is to be given by registered or certified mail, return receipt requested, postage prepaid, to the party to whom notice is to be given at the address set forth below or to such other addresses as either party hereto may designate to the other by notice from time to time for this purpose. All notices and other communications to the Shareholders shall be given as follows:


                 Shareholders:             Mark E. Johnson and
                                           Pierre S. Melcher
                                           2828 Clinton Drive
                                           Houston, Texas  77020-8402

                    With a copy to:        Richard L. Wynne
                                           Porter & Hedges L.L.P.
                                           700 Louisiana, Suite 3500
                                           Houston, Texas  77002


                          Air-Cure:        Air-Cure Technologies, Inc.
                                           275 West Street, Ste. 204
                                           Annapolis, Maryland   21401

                                           ATTN:  Lawrance W. McAfee


                    With a copy to:        Hartzog Conger & Cason
                                           1600 Bank of Oklahoma Plaza
                                           201 Robert S. Kerr
                                           Oklahoma City, Oklahoma  73102
                                           (405) 235-7000

                                           Attn:  Len Cason
                                           Telecopier No.:  (405) 235-7329


         12.2 Integrated Agreement. This instrument contains and constitutes the entire agreement between and among the parties herein and supersedes all prior agreements and understandings between the parties hereto relating to the subject matter hereof, including but not limited to that certain letter, dated September 11, 1995. There are no agreements, understandings, restrictions, warranties or representations among the parties relating to the subject matter hereof other than those set forth or referred to herein. All exhibits attached hereto and all schedules delivered pursuant hereto are hereby incorporated herein and made a part of this Agreement. This instrument is not intended to have any legal effect whatsoever, or to be a legally binding agreement or any evidence thereof, until it has been signed by all parties hereto. Any reference to this Agreement shall be deemed to also refer to the exhibits, schedules, and attachments hereto.


         12.3 Construction. This Agreement shall be construed, enforced and governed in accordance with the laws of the State of Texas. All pronouns and any variations thereof shall be deemed to refer to the masculine, feminine or neuter gender thereof or to the plurals of each, as the identity of the person or persons or the context may require. The descriptive headings contained in this Agreement are for reference purposes only and are not intended to describe, interpret, define or limit the scope, extent or intent of this Agreement or any provision contained herein.


         12.4 Invalidity. If any provision contained in this Agreement shall for any reason be held to be invalid, illegal, void or unenforceable in any respect, such provisions shall be deemed modified so as to constitute a provision conforming as nearly as possible to such invalid, illegal, void or unenforceable provisions while still remaining valid and enforceable, and the remaining terms or provisions contained herein shall not be affected thereby.


         12.5 Binding Effect. This Agreement shall be binding upon, inure to the benefit of and be enforceable by the parties hereto and their respective heirs, executors, personal representatives, successors and assigns.


         12.6 Dispute Resolution. Any dispute arising in any way out of this Agreement and which cannot be resolved by good faith negotiations between the parties within thirty (30) days after either party shall have notified the other party in writing of its desire to arbitrate the dispute shall be submitted to and settled through binding arbitration in accordance with the rules of the American Arbitration Association as from time to time in effect. The arbitration proceedings shall be conducted by a sole arbitrator who shall be an attorney with not less than ten (10) years experience in commercial law. All disputes or claims of the parties subject to arbitration shall be consolidated into a single arbitration proceeding. The arbitration proceedings shall be conducted in Houston, Texas. The award or determination of the arbitrator shall be final and binding upon all parties and shall be subject to enforcement in any court of competent jurisdiction. The arbitrator shall have the authority to award costs and expenses of arbitration to either party as the arbitrator sees fit.

         12.7 Counterpart Execution. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute but one and the same instrument.


         12.8 Amendment and Waiver. This Agreement may be amended at any time, but only by an instrument in writing executed by all parties hereto. A party hereto may waive any requirement to be performed by the other party, provided that such waiver shall be in writing and executed by the party waiving the requirement.


         12.9 Time of Essence. Time shall be of the essence with respect to the performance by the parties hereto of their respective obligations hereunder.


         12.10   Negation of Third-Party Beneficiary.  Except as provided in
Section 11, nothing contained in this Agreement, expressed or implied, is intended to confer upon any person, other than the parties hereto and their respective successors and assigns, any rights or remedies under or by reason of this Agreement, nor is anything in this Agreement intended to relieve or discharge the obligation or liability of any third person to any party to this Agreement.


         12.11 Knowledge Defined. For purposes of this Agreement, an individual person will be deemed to know or have knowledge of any matter if that person has actual knowledge of that matter. A person will be deemed to have actual knowledge of any matter if, based upon clear and convincing evidence, during the course of that person's business and affairs, (i) that person should have knowledge of such matter and (ii) it would be highly unlikely that such person did not have actual knowledge of that matter. In determining whether a person has knowledge of a matter, that person shall not be expected to conduct any inquiry or investigation into any matter.


         12.12 Relationship of Disclosures in Schedules and Exhibits. If any matter is required to be identified in this Agreement and is not so identified, but instead is included in a different schedule or exhibit, then that matter shall be deemed to have been included in the identified schedule or exhibit.

         IN WITNESS WHEREOF, the parties hereto have executed below.


                                              AIR-CURE TECHNOLOGIES, INC.


                                              By: /s/ Michael P. Lawlor
                                                 -----------------------------
                                                      President and CEO


                                              AIR-CURE ACQUISITION CORPORATION


                                              By: /s/ Michael P. Lawlor
                                                 -----------------------------
                                                      President


                                              ALLIED INDUSTRIES, INC.


                                              By: /s/ Mark E. Johnson
                                                 -----------------------------
                                                      President

                                              SHAREHOLDERS:


                                               /s/ Mark E. Johnson
                                              --------------------------------
                                              Mark E. Johnson


                                              /s/ Pierre S. Melcher
                                              --------------------------------
                                              Pierre S. Melcher